Exhibit 99.1

                Edge Petroleum Announces South Texas Acquisition

HOUSTON, Aug. 1 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation
(Nasdaq: EPEX) announced today that it has entered into an agreement with a private oil and gas company to acquire certain oil and gas properties in South Texas, for a purchase price, prior to normal purchase price adjustments at closing, of $9,100,000. The acquisition is to be effective July 1, 2003 and closing is expected to occur in mid-September, 2003. Based upon Edge's reserve assessment, the purchase would add approximately 6.2 Bcfe of proved reserves. Estimated current daily production is 1.8 Mcfe. The reserves and production stream are approximately 85% natural gas. Approximately 70% of the value is operated by the seller with Edge assuming operatership at closing. Edge plans to fund the acquisition from existing working capital and borrowings under its existing credit facility.

    Commenting on the proposed acquisition, John W. Elias, Edge's Chairman, CEO and President said, "These assets fit nicely within one of our core operating areas of South Texas. In particular, a large component of the acquired asset adjoins our Gato Creek Lobo play in Webb County where we have an active exploitation program underway. We believe there are additional opportunities to enhance production from existing wells as well as potential drilling opportunities that we can pursue once we take over operations. This acquisition represents another step in our strategy of expanding our core areas through acquisitions that have exploitation and development opportunities."

    Edge Production is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.

    This information presented herein may contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of production, reserves, competition, government regulation and the ability of the company to meet its stated business goals. Additional information concerning factors that could cause actual results to differ is contained in the Company's SEC filings.